SCHEDULE 14C INFORMATION statement

                 Information Statement Pursuant to Section 14(c)
             of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:
|X|  Preliminary Information Statement
|_|  Confidential, for use of the Commission only
     (as permitted by Rule 14c-5(d)(21))
|_|  Definitive Information Statement

                           USA Telcom Internationale
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required
|_| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined.):

                  ______________________________________________________________

         4)       Proposed maximum aggregate value of transaction:

                  ______________________________________________________________

         5)       Total Fee Paid:_______________________________________________

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  1) Amount Previously Paid:

                     ________________________________________

                  2) Form, Schedule or Registration Statement No.:

                     _________________________________________

                  3) Filing Party:

                     __________________________________________

                  4) Dated Filed:

                     __________________________________________

                            USA TELCOM INTERNATIONALE
                       1549 N. Leroy Street, Suite D-1000
                                Fenton, MI 48430

                              ____________________


                 NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

                              ____________________

June __, 2004

      A majority of the stockholders of USA Telcom Internationale, or USA Telcom, have taken action by written consent to amend USA Telcom's articles of incorporation to do the following:

      1. Increase the number of shares of common stock that USA Telcom is authorized to issue from 25,000,000 to 900,000,000;

      2. Authorize 50,000,000 shares of undesignated preferred stock, par value $0.001 per share; and

      2.    Change the name of the company to "ZannWell Inc."

      Stockholders of record at the close of business on May 6, 2004 will be entitled to notice of this stockholder action by written consent. Since the actions have been approved by the holders of the required majority of the outstanding shares of our voting stock, no proxies were or are being solicited. We anticipate that the amendment will become effective on or after June __, 2004.

                                        Robert C. Simpson
                                        President and Chairman of the Board

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.


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

                            USA TELCOM INTERNATIONALE

                              ____________________

                              INFORMATION STATEMENT

                              ____________________

              INFORMATION CONCERNING THE ACTION BY WRITTEN CONSENT

DATE AND PURPOSE OF WRITTEN CONSENT

Stockholders holding a majority of the voting power of the company have taken action by written consent for the purpose of amending USA Telcom's articles of incorporation to do the following:

      1. Increase the number of shares of common stock that USA Telcom is authorized to issue from 25,000,000 to 900,000,000;

      2. Authorize 50,000,000 shares of undesignated preferred stock, par value $0.001 per share, and

      3.    Change the name of the company to "ZannWell Inc."

STOCKHOLDERS ENTITLED TO VOTE

Approval of the matters actions described herein requires the written consent of the holders of outstanding stock of each voting group entitled to vote on such matters. As of May 6, 2004, there were 17,250,000 shares of our common stock outstanding. Holders of our common stock are entitled to one vote per share. Stockholders of record at the close of business on May 6, 2004, will be entitled to receive this notice and information statement.

PROXIES

No proxies are being solicited.

CONSENTS REQUIRED

The actions taken require the consent of the holders of a majority of the shares of common stock.

On May 6, 2004, holders of the voting rights with respect to 13,000,000 shares of our common stock delivered written consents to us adopting the proposals set forth herein.

INFORMATION STATEMENT COSTS

The cost of delivering this information statement, including the preparation, assembly and mailing of the information statement, as well as the cost of forwarding this material to the beneficial owners of our capital stock will be borne by us. We may reimburse brokerage firms and others for expenses in forwarding information statement materials to the beneficial owners of our capital stock.


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

                        COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 6, 2004 by the following persons:

      o each person who is known to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;

      o     each of our directors and executive officers; and

      o     all of our directors and executive officers as a group.

                                                       NUMBER OF SHARES
                NAME AND ADDRESS                      BENEFICIALLY OWNED             PERCENTAGE OWNED
                ----------------                      ------------------             ----------------
Robert C. Simpson (1) .......................             13,000,000                     75.4%
George Peterman (1)..........................                     --                       --%
All directors and officers as a group........             13,000,000                     75.4%

      (1)   The address is 1549 N. Leroy Street, Suite D-1000, Fenton, MI 48430

      Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The number of shares and the percentage beneficially owned by each individual listed above include shares that are subject to options held by that individual that are immediately exercisable or exercisable within 60 days from May 6, 2004, and the number of shares and the percentage beneficially owned by all officers and directors as a group includes shares subject to options held by all officers and directors as a group that are immediately exercisable or exercisable within 60 days from May 6, 2004.


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

   PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED
     NUMBER OF SHARES OF COMMON STOCK TO 900,000,000 SHARES AND TO AUHORIZE 50,000,000 SHARES OF UNDESIGNATED PREFERRED STOCK, PAR VALUE $0.001 PER SHARE

                                   ----------

INTRODUCTION

The holders of a majority of our voting stock have proposed to approve the amendment to USA Telcom's articles of incorporation to increase the number of shares of common stock that USA Telcom is authorized to issue from 25,000,000 to 900,000,000 and to authorize 50,000,000 shares of undesignated preferred stock, par value $0.001 per share. The board of directors has unanimously approved the proposal.

A copy of the articles of amendment to the articles of incorporation, which we refer to as the "amendment" in this information statement, is attached to this information statement as Appendix A.

The undesignated preferred stock may be issued from time to time in one or more series. Under the amendment, the board of directors is authorized to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series after the issuance of shares of that series.

USA Telcom's articles of incorporation currently authorize 25,000,000 shares of common stock. Of the 25,000,000 shares of common stock authorized, as of May 6, 2004, 17,250,000 shares were outstanding.

On March 19, 2004, USA Telcom issued 13,000,000 shares of common stock to Robert
C. Simpson for a purchase price of $260,000.00. Dr. Simpson paid the purchase price for these shares from personal funds for these shares. The 13,000,000 shares constitute approximately seventy-five percent (75%) of the issued and outstanding shares of common stock of USA Telcom. Before this issuance, Mr. Allen Jones was the controlling stockholder of USA Telcom. After this acquisition, Dr. Simpson and George Peterman were appointed to the board of directors of USA Telcom, and Dr. Simpson was named its President, Chief Financial Officer, and Secretary.

The board of directors believes that the proposed increase in the number of authorized shares of common stock and the authorization of the undesignated preferred stock will benefit USA Telcom by improving its flexibility in responding to future business needs and opportunities. The additional authorized shares will be available for use for possible future acquisitions, financings, stock dividends, and other proper corporate purposes.

Within the limits imposed by applicable law, described below, shares of common stock could be issued in one or more transactions. Depending upon the nature and terms thereof, such a transaction or transactions could make a takeover of USA Telcom more difficult and, therefore, less likely. An issuance of additional shares of common stock could have the effect of diluting the earnings per share and book value per share of existing shares of common stock and diluting the stock ownership of persons seeking to obtain control of USA Telcom.

The board of directors does not currently intend to propose any amendments to USA Telcom's articles of incorporation which might be deemed to have the effect of discouraging takeover attempts, although such amendments or other programs may be considered by the board in the future if it believes the interests of the stockholders would be protected thereby.


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

Except for the increase of the number of authorized shares and the name change discussed below, the proposed amendment would not change any of the provisions of USA Telcom's articles of incorporation. All shares of common stock or preferred stock, including the additional shares of common stock and preferred stock that will be authorized when the proposed amendment becomes effective, which are not issued and outstanding would be issuable at any time or from time to time by action of the board of directors without further authorization from stockholders, except to the extent that such further authorization is required by the terms of any agreements or securities into which USA Telcom may hereafter enter or issue or applicable law.

The additional shares of common stock which would be authorized by the proposed amendment would have the same rights and privileges as and otherwise be identical to the shares of common stock currently authorized and outstanding. The proposed amendment would empower the board of directors to determine the relative rights and limitations of series of preferred stock, including, among other things, dividend rights, conversion prices, voting rights, redemption prices and the preferences, if any, of such series over shares of common stock as to dividends or distributions of assets of USA Telcom. It is possible that the future issuance of preferred stock having dividend and liquidation preferences could affect amounts that might otherwise be available to holders of common stock as dividends or upon liquidation. Holders of USA Telcom's shares have no preemptive rights and, as a result, existing stockholders would not have any preferential right to purchase any of the additional shares of common stock or undesignated preferred stock when issued.


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

          PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO CHANGE THE
                             NAME TO ZANNWELL INC.

                            _________________________

The board of directors has declared it advisable and in the best interests of the company and directed that there be submitted to the stockholders a proposed amendment to Article I of the articles of incorporation to change its name from USA Telcom Internationale to ZannWell Inc. The company's Board of Directors feels that this name change is in the best interest of the company. In light of the company's recent change in control and its subsequent decision to terminate the Vietnamese commercial business and focus on opportunities within the United States, the name "USA Telcom Internationale" no longer accurately reflects the company's operations and interests.


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

                    ----------------------------------------


                                        By Order of the Board of Directors


                                        /s/ Robert C. Simpson
                                        ----------------------------------------
                                        Robert C. Simpson
                                        President and Chairman of the Board

June __, 2004
Fenton, Michigan


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

                                   APPENDIX A
              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION


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

             ATTACHMENT TO CERTIFICATE OF AMENDMENT TO ARTICLES OF
                   INCORPORATION OF USA TELCOM INTERNATIONALE

Article First of the Articles of Incorporation shall be amended to read in its entirety as follows:

"First:  Name of Corporation

The name of the corporation is ZANNWELL INC."

      Article Fourth of the Articles of Incorporation shall be amended to read in its entirety as follows:

"Fourth:  Capital Stock

The total number of shares that may be issued by the corporation is Nine Hundred Fifty Million (950,000,000) shares, of which Nine Hundred Million (900,000,000) shares with a par value of $.001 per share, amounting in the aggregate to Nine Hundred Thousand Dollars ($900,000) shall be designated "Common Stock," and of which Fifty Million (50,000,000) shares with a par value of $.001 per share, amounting in the aggregate to Fifty Thousand Dollars ($50,000) shall be designated "Preferred Stock." The Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series and to determine or alter the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."


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